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                                                                     EXHIBIT 5.1

                              December
                              26th
                              1 9 9 5



                                                                     614,055-080
                                                                          248085

Nationwide Health Properties, Inc.
4675 MacArthur Court, Suite 1170
Newport Beach, California  92660

          Re:  $200 Million Aggregate Principal
               Amount of Debt Securities of
               Nationwide Health Properties, Inc.
               ----------------------------------

Gentlemen:

          At your request, we have examined the Registration Statement on Form S-3 (the "Registration Statement") to be filed by Nationwide Health Properties, Inc. (the "Company") with the Securities and Exchange Commission in connection with the registration of $200 million aggregate principal amount of Debt Securities (the "Securities"). We have examined the form of indenture (the "Indenture") to be entered into between the Company and The Bank of New York, as trustee (the "Trustee"), under which the Securities are to be issued. We are familiar with the proceedings heretofore taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Securities.

          It is our opinion that, subject to said proceedings being duly taken and completed by you, as now contemplated by us as your counsel, prior to the issuance of the Securities, and subject to the execution and delivery of the Indenture, the Securities will, upon the
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issuance and sale thereof in the manner referred to in the Registration
Statement, be legally issued and will be binding obligations of the Company, enforceable against the Company in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity, including -- without limitation -- concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law, and subject to provisions of law which may require that a judgment for money damages rendered by a court in the United States be expressed in United States dollars.

          The law governed by this opinion is limited to the present federal law of the United States and the present law of the State of New York.

          We consent to the use of this opinion as an exhibit to the Registration Statement.


                              Respectfully submitted,